Exhibit 10.16

FIRST AMENDMENT OF ESI 401(k) PLAN

This First Amendment of the ESI 401(k) Plan (the "Plan") is adopted by ITT Educational Services, Inc. (the "Employer").

Background

A.         Effective January 1, 2006, the Employer amended and completely restated the Plan.

B.	The Employer now wishes to amend the Plan further.

Amendment

Effective January 1, 2008, the Plan is amended as follows:

1.	Section 2.57 of the Plan is amended to read as follows:
2.57

"Service" shall mean the period of elapsed time beginning on the date an Employee commences employment with the Company or any Associated Company or predecessor company, subsidiary, or affiliate of ESI, and ending on his or her most recent Severance Date, which shall be the earlier of (a) the date he or she quits, is discharged, retires, or dies or (b) the first anniversary of the date on which he or she is first absent from service, with or without pay, for any reason such as vacation, sickness, disability, layoff, or leave of absence. If an Employee terminates employment and is later reemployed within 12 months of the earlier of (i) his or her date of termination or (ii) the first day of an absence from service immediately preceding his or her date of termination, the period of Service between his or her Severance Date and his or her reemployment date shall be included in his or her Service. With respect to service for purposes of the vesting schedule in Section 5.4, if an Employee terminates and is later reemployed after incurring a Break in Service, his or her period of Service prior to his or her Break in Service shall be included in his or her Service.

Under the circumstances hereinafter stated and upon such conditions as the Committee shall determine on a basis uniformly applicable to all Employees similarly situated, the period of Service of an Employee shall be deemed not to be interrupted by an absence of the type hereinafter stated, and the period of such absence shall be included in determining the length of an Employee's Service:

(i)	if a leave of absence has been authorized by the Company or any Associated Company, for the period of such authorized leave of absence only; or

(ii)

if an Employee enters service in the armed forces of the United States and if the Employee's right to reemployment is protected by the Selective Service Act or any similar law then in effect and if the Employee returns to regular employment within the period during which the right to reemployment is protected by any such law.

Notwithstanding the foregoing, the period of an Employee's employment rendered prior to the Effective Date that was recognized or would have been recognized under the ITT Plan as in effect on the Effective Date as eligibility service or vesting service shall be recognized as service under this Plan for purposes of vesting and eligibility purposes, whichever is applicable.

Notwithstanding the foregoing, for purposes of eligibility for membership in the Plan provided in Article III, an Employee whose employment with the Company or an Associated Company is on a temporary or less than full-time basis shall be credited with a year of Service if he or she completes at least 1,000 Hours of Service in a twelve consecutive month period of employment measured from the date on which the Employee's Service commences or from the beginning of any subsequent Plan Year. After such an Employee has become a Member of the Plan as provided in Article III, Service for purposes of meeting the requirements for vesting shall be determined in accordance with the preceding paragraphs of this Section 2.57.

Notwithstanding any Plan provision to the contrary, in the case of any person who is a leased employee, as defined in Code Section 414(n), or a federal work study student, before or after a period of service as an Employee, the entire period during which he or she has performed services for the Company or an Associated Company as a leased employee or a federal work study student shall be counted as service as an Employee for all purposes of the Plan except that he or she shall not by reason of that status become a Member of the Plan.

2.	Section 2.58 of the Plan is amended to read as follows:
2.58

"Statutory Compensation" shall mean the wages, salaries, and other amounts paid in respect of an employee for services actually rendered to the Company or an Associated Company, including by way of example, overtime, bonuses, and commissions, but excluding: deferred compensation; stock options; other distributions that receive special tax benefits under the Code; severance pay and any other amounts paid after severance from employment, other than regular compensation for services during or outside regular working hours that is paid within 2½ months of severance from employment or, if later, by the last day of the Plan Year in which employment was severed; and salary continuation payments to Participants who do not perform services for the Employer by reason of qualified military service or disability leave. For purposes of determining Highly-Compensated Employees under Section 2.29, maximum annual addition under Section 6.4, key employees under Section 17.1, and minimum benefits under Section 17.3, Statutory Compensation shall include Pre-Tax Savings and amounts contributed on a Member's behalf on a salary reduction basis that are not includible in the gross income of the employee under Section 125, 402(h), 132(f)(4), 457 or 403(b) of the Code. For all other purposes, Statutory Compensation shall also include the amounts referred to in the preceding sentence, unless the Committee directs otherwise for a particular Plan Year. Statutory Compensation shall not exceed the Annual Dollar Limit.

3.	Section 6.4(c) is amended to read as follows:
(c)

If a Member's annual additions exceed the limitations of this Section for any Plan Year, then the Plan may correct the excess in accordance with Revenue Procedure 2006-27 or any superseding guidance, including the preamble of the final regulations under Code section 415.

This First Amendment of ESI 401(k) Plan is executed this 19th day of December, 2008.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Nina Esbin

(Signature)

Nina Esbin

(Printed)

SVP, Human Resources

(Title)

ATTEST:

/s/ Jenny Yonce

(Signature)

Jenny Yonce

(Printed)

Mgr, Benefits & HRIS

(Title)

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